Exhibit 7(a)
Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts", and to the use of our report dated January 24, 2000, with respect to the consolidated financial statements of Kansas City Life Insurance Company as of December 31, 1999 and for each of the two years in the period then ended and to the use of our report dated March 31, 2000 with respect to the financial statements of Kansas City Life Variable Life Separate Account for the period ended December 31, 1999, included in the Post-Effective Amendment No. 5 to the Registration Statement under the Securities Act of 1933 (Registration No.333-25443)on Form S-6 and the related Prospectus of Century II Survivorship Variable Universal Life.


                                                            /s/Ernst & Young LLP
                                                               Ernst & Young LLP


Kansas City, Missouri
April 26, 2001